SECURITIES  AND  EXCHANGE  COMMISSION
                             Washington,  D.C.  20549
                            --------------------------

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                           Rhythms NetConnections Inc.

                                (Name of Issuer)


                    Common Stock, par value $0.001 per share

                         (Title of Class of Securities)


                                   762430 10 6

                                 (CUSIP Number)


                                Thomas O.  Hicks
                   c/o Hicks, Muse, Tate & Furst Incorporated
                               200 Crescent Court
                                   Suite 1600
                              Dallas, Texas  75201
                                 (214) 740-7300

 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)


                                   Copies to:

                                  Eric S. Shube
                             Vinson & Elkins, L.L.P.
                           1325 Avenue of the Americas
                            New York, New York 10019
                                 (917) 206-8005


                                 March 16, 2000

             (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]




     (Continued  on  following  pages)

CUSIP No. 762430 10 6
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person (entities only)

                             Mr. Thomas O. Hicks
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source of Funds
                                                                             N/A
--------------------------------------------------------------------------------
     5     Check if Disclosure of Legal Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                   United States
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                           12,291,666
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                      12,291,666
--------------------------------------------------------------------------------
     11    Aggregate Amount Beneficially Owned by each Reporting Person**
                                                                      12,291,666
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in Row (11) Excludes Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)     13.57%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        IN
--------------------------------------------------------------------------------

*     The  Reporting  Person  expressly disclaims (a) the existence of any group
and  (b)  beneficial  ownership  with     respect  to  any shares other than the
shares  owned  of  record  by  such  reporting  person.

** Assuming (1) conversion of all 8 1/4% Series E Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of any capital stock held by other holders and (2) exercise of all three-year Common Stock warrants, five-year Common Stock warrants and seven-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

CUSIP No. 762430 10 6
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person (entities only)

                          HM4 Rhythms Qualified Fund, LLC
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source of Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check if Disclosure of Legal Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                        Delaware
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                            5,592,377
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                       5,592,377
--------------------------------------------------------------------------------
     11    Aggregate Amount Beneficially Owned by each Reporting Person**
                                                                       5,592,377
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in Row (11) Excludes Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    6.67%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        OO
--------------------------------------------------------------------------------

*     The  Reporting  Person  expressly disclaims (a) the existence of any group
and  (b)  beneficial  ownership  with     respect  to  any shares other than the
shares  owned  of  record  by  such  reporting  person.

** Assuming (1) conversion of all 8 1/4% Series E Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of any capital stock held by other holders and (2) exercise of all three-year Common Stock warrants, five-year Common Stock warrants and seven-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

CUSIP No. 762430 10 6
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person (entities only)

                           HMTF Equity Fund IV (1999), L.P.
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source of Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check if Disclosure of Legal Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                           Texas
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                            5,592,377
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                       5,592,377
--------------------------------------------------------------------------------
     11    Aggregate Amount Beneficially Owned by each Reporting Person**
                                                                       5,592,377
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in Row (11) Excludes Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    6.67%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        PN
--------------------------------------------------------------------------------

*     The  Reporting  Person  expressly disclaims (a) the existence of any group
and  (b)  beneficial  ownership  with     respect  to  any shares other than the
shares  owned  of  record  by  such  reporting  person.

** Assuming (1) conversion of all 8 1/4% Series E Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of any capital stock held by other holders and (2) exercise of all three-year Common Stock warrants, five-year Common Stock warrants and seven-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

CUSIP No. 762430 10 6
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person (entities only)

                             HM4 Rhythms Private Fund, LLC
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source of Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check if Disclosure of Legal Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                        Delaware
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                               39,622
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                          39,622
--------------------------------------------------------------------------------
     11    Aggregate Amount Beneficially Owned by each Reporting Person**
                                                                          39,622
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in Row (11) Excludes Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    0.05%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        OO
--------------------------------------------------------------------------------

*     The  Reporting  Person  expressly disclaims (a) the existence of any group
and  (b)  beneficial  ownership  with     respect  to  any shares other than the
shares  owned  of  record  by  such  reporting  person.

** Assuming (1) conversion of all 8 1/4% Series E Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of any capital stock held by other holders and (2) exercise of all three-year Common Stock warrants, five-year Common Stock warrants and seven-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

CUSIP No. 762430 10 6
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person (entities only)

                     HMTF Private Equity Fund IV (1999), L.P.
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source of Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check if Disclosure of Legal Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                           Texas
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                               39,622
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                          39,622
--------------------------------------------------------------------------------
     11    Aggregate Amount Beneficially Owned by each Reporting Person**
                                                                          39,622
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in Row (11) Excludes Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    0.05%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        PN
--------------------------------------------------------------------------------

*     The  Reporting  Person  expressly disclaims (a) the existence of any group
and  (b)  beneficial  ownership  with     respect  to  any shares other than the
shares  owned  of  record  by  such  reporting  person.

** Assuming (1) conversion of all 8 1/4% Series E Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of any capital stock held by other holders and (2) exercise of all three-year Common Stock warrants, five-year Common Stock warrants and seven-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

CUSIP No. 762430 10 6
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person (entities only)

                             HM4/GP (1999) Partners, L.P.
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source of Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check if Disclosure of Legal Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                           Texas
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                            5,632,000
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                       5,632,000
--------------------------------------------------------------------------------
     11    Aggregate Amount Beneficially Owned by each Reporting Person**
                                                                       5,632,000
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in Row (11) Excludes Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    6.71%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        PN
--------------------------------------------------------------------------------

*     The  Reporting  Person  expressly disclaims (a) the existence of any group
and  (b)  beneficial  ownership  with     respect  to  any shares other than the
shares  owned  of  record  by  such  reporting  person.

** Assuming (1) conversion of all 8 1/4% Series E Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of any capital stock held by other holders and (2) exercise of all three-year Common Stock warrants, five-year Common Stock warrants and seven-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

CUSIP No. 762430 10 6
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person (entities only)

                             HM-4EQ Rhythms Coinvestors, LLC
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source of Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check if Disclosure of Legal Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                        Delaware
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                               82,165
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                          82,165
--------------------------------------------------------------------------------
     11    Aggregate Amount Beneficially Owned by each Reporting Person**
                                                                          82,165
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in Row (11) Excludes Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    0.10%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        OO
--------------------------------------------------------------------------------

*     The  Reporting  Person  expressly disclaims (a) the existence of any group
and  (b)  beneficial  ownership  with     respect  to  any shares other than the
shares  owned  of  record  by  such  reporting  person.

** Assuming (1) conversion of all 8 1/4% Series E Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of any capital stock held by other holders and (2) exercise of all three-year Common Stock warrants, five-year Common Stock warrants and seven-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

CUSIP No. 762430 10 6
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person (entities only)

                           HM-4EQ (1999) Coinvestors, L.P.
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source of Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check if Disclosure of Legal Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                           Texas
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                               82,165
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                          82,165
--------------------------------------------------------------------------------
     11    Aggregate Amount Beneficially Owned by each Reporting Person**
                                                                          82,165
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in Row (11) Excludes Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    0.10%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        PN
--------------------------------------------------------------------------------

*     The  Reporting  Person  expressly disclaims (a) the existence of any group
and  (b)  beneficial  ownership  with     respect  to  any shares other than the
shares  owned  of  record  by  such  reporting  person.

** Assuming (1) conversion of all 8 1/4% Series E Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of any capital stock held by other holders and (2) exercise of all three-year Common Stock warrants, five-year Common Stock warrants and seven-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

CUSIP No. 762430 10 6
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person (entities only)

                         HM 4-SBS Rhythms Coinvestors, LLC
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source of Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check if Disclosure of Legal Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                        Delaware
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                              133,927
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                         133,927
--------------------------------------------------------------------------------
     11    Aggregate Amount Beneficially Owned by each  Reporting Person**
                                                                         133,927
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in Row (11) Excludes Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    0.17%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        OO
--------------------------------------------------------------------------------

*     The  Reporting  Person  expressly disclaims (a) the existence of any group
and  (b)  beneficial  ownership  with     respect  to  any shares other than the
shares  owned  of  record  by  such  reporting  person.

** Assuming (1) conversion of all 8 1/4% Series E Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of any capital stock held by other holders and (2) exercise of all three-year Common Stock warrants, five-year Common Stock warrants and seven-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

CUSIP No. 762430 10 6
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person (entities only)

                           HM 4-SBS (1999) Coinvestors, L.P.
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source of Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check if Disclosure of Legal Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                           Texas
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                              133,927
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                         133,927
--------------------------------------------------------------------------------
     11    Aggregate Amount Beneficially Owned by each Reporting Person**
                                                                         133,927
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in Row (11) Excludes Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    0.17%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        PN
--------------------------------------------------------------------------------

*     The  Reporting  Person  expressly disclaims (a) the existence of any group
and  (b)  beneficial  ownership  with     respect  to  any shares other than the
shares  owned  of  record  by  such  reporting  person.

** Assuming (1) conversion of all 8 1/4% Series E Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of any capital stock held by other holders and (2) exercise of all three-year Common Stock warrants, five-year Common Stock warrants and seven-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

CUSIP No. 762430 10 6
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person (entities only)

                        Hicks, Muse GP (1999) Partners IV, L.P.
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source of Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check if Disclosure of Legal Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                           Texas
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                            5,848,092
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                       5,848,092
--------------------------------------------------------------------------------
     11    Aggregate Amount Beneficially Owned by each Reporting Person**
                                                                       5,848,092
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in Row (11) Excludes Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    6.95%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        PN
--------------------------------------------------------------------------------

*     The  Reporting  Person  expressly disclaims (a) the existence of any group
and  (b)  beneficial  ownership  with     respect  to  any shares other than the
shares  owned  of  record  by  such  reporting  person.

** Assuming (1) conversion of all 8 1/4% Series E Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of any capital stock held by other holders and (2) exercise of all three-year Common Stock warrants, five-year Common Stock warrants and seven-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

CUSIP No. 762430 10 6
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person (entities only)

                            Hicks, Muse (1999) Fund IV, LLC
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source of Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check if Disclosure of Legal Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                           Texas
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                            5,848,092
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                       5,848,092
--------------------------------------------------------------------------------
     11    Aggregate Amount Beneficially Owned by each Reporting Person**
                                                                       5,848,092
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in Row (11) Excludes Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    6.95%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        OO
--------------------------------------------------------------------------------

*     The  Reporting  Person  expressly disclaims (a) the existence of any group
and  (b)  beneficial  ownership  with     respect  to  any shares other than the
shares  owned  of  record  by  such  reporting  person.

** Assuming (1) conversion of all 8 1/4% Series E Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of any capital stock held by other holders and (2) exercise of all three-year Common Stock warrants, five-year Common Stock warrants and seven-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

CUSIP No. 762430 10 6
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person (entities only)

                             HM PG-IV Rhythms, LLC
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source of Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check if Disclosure of Legal Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                        Delaware
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                              297,741
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                         297,741
--------------------------------------------------------------------------------
     11    Aggregate Amount Beneficially Owned by each Reporting Person**
                                                                         297,741
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in Row (11) Excludes Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    0.38%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        OO
--------------------------------------------------------------------------------

*     The  Reporting  Person  expressly disclaims (a) the existence of any group
and  (b)  beneficial  ownership  with     respect  to  any shares other than the
shares  owned  of  record  by  such  reporting  person.

** Assuming (1) conversion of all 8 1/4% Series E Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of any capital stock held by other holders and (2) exercise of all three-year Common Stock warrants, five-year Common Stock warrants and seven-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

CUSIP No. 762430 10 6
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person (entities only)

                            Hicks, Muse PG-IV (1999), C.V.
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source of Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check if Disclosure of Legal Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                     Netherlands
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                              297,741
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                         297,741
--------------------------------------------------------------------------------
     11    Aggregate Amount Beneficially Owned by each Reporting Person**
                                                                         297,741
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in Row (11) Excludes Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    0.38%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        PN
--------------------------------------------------------------------------------

*     The  Reporting  Person  expressly disclaims (a) the existence of any group
and  (b)  beneficial  ownership  with     respect  to  any shares other than the
shares  owned  of  record  by  such  reporting  person.

** Assuming (1) conversion of all 8 1/4% Series E Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of any capital stock held by other holders and (2) exercise of all three-year Common Stock warrants, five-year Common Stock warrants and seven-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

CUSIP No. 762430 10 6
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person (entities only)

                   HM Equity Fund IV/GP Partners (1999), C.V.
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source of Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check if Disclosure of Legal Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                     Netherlands
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                              297,741
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                         297,741
--------------------------------------------------------------------------------
     11    Aggregate Amount Beneficially Owned by each Reporting Person**
                                                                         297,741
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in Row (11) Excludes Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    0.38%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        PN
--------------------------------------------------------------------------------

*     The  Reporting  Person  expressly disclaims (a) the existence of any group
and  (b)  beneficial  ownership  with     respect  to  any shares other than the
shares  owned  of  record  by  such  reporting  person.

** Assuming (1) conversion of all 8 1/4% Series E Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of any capital stock held by other holders and (2) exercise of all three-year Common Stock warrants, five-year Common Stock warrants and seven-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

CUSIP No. 762430 10 6
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person (entities only)

                            HM GP Partners IV Cayman, L.P.
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source of Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check if Disclosure of Legal Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                  Cayman Islands
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                              297,741
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power                          297,741
--------------------------------------------------------------------------------
     11    Aggregate Amount Beneficially Owned by each Reporting Person**
                                                                         297,741
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in Row (11) Excludes Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    0.38%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        PN
--------------------------------------------------------------------------------

*     The  Reporting  Person  expressly disclaims (a) the existence of any group
and  (b)  beneficial  ownership  with     respect  to  any shares other than the
shares  owned  of  record  by  such  reporting  person.

** Assuming (1) conversion of all 8 1/4% Series E Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of any capital stock held by other holders and (2) exercise of all three-year Common Stock warrants, five-year Common Stock warrants and seven-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

CUSIP No. 762430 10 6
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person (entities only)

                             HM Fund IV Cayman LLC
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source of Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check if Disclosure of Legal Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                  Cayman Islands
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                              297,741
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                         297,741
--------------------------------------------------------------------------------
     11    Aggregate Amount Beneficially Owned by each Reporting Person**
                                                                         297,741
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in Row (11) Excludes Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    0.38%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        OO
--------------------------------------------------------------------------------

*     The  Reporting  Person  expressly disclaims (a) the existence of any group
and  (b)  beneficial  ownership  with     respect  to  any shares other than the
shares  owned  of  record  by  such  reporting  person.

** Assuming (1) conversion of all 8 1/4% Series E Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of any capital stock held by other holders and (2) exercise of all three-year Common Stock warrants, five-year Common Stock warrants and seven-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

CUSIP No. 762430 10 6
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person (entities only)

                             HMTF Bridge RHY, LLC
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source of Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check if Disclosure of Legal Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                        Delaware
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                            6,145,833
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                       6,145,833
--------------------------------------------------------------------------------
     11    Aggregate Amount Beneficially Owned by each Reporting Person**
                                                                       6,145,833
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in Row (11) Excludes Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    7.28%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        OO
--------------------------------------------------------------------------------

*     The  Reporting  Person  expressly disclaims (a) the existence of any group
and  (b)  beneficial  ownership  with     respect  to  any shares other than the
shares  owned  of  record  by  such  reporting  person.

** Assuming (1) conversion of all 8 1/4% Series E Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of any capital stock held by other holders and (2) exercise of all three-year Common Stock warrants, five-year Common Stock warrants and seven-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

CUSIP No. 762430 10 6
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person (entities only)

                           HMTF Bridge Partners, L.P.
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source of Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check if Disclosure of Legal Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                        Delaware
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                            6,145,833
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                       6,145,833
--------------------------------------------------------------------------------
     11    Aggregate Amount Beneficially Owned by each Reporting Person**
                                                                       6,145,833
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in Row (11) Excludes Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    7.28%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        PN
--------------------------------------------------------------------------------

*     The  Reporting  Person  expressly disclaims (a) the existence of any group
and  (b)  beneficial  ownership  with     respect  to  any shares other than the
shares  owned  of  record  by  such  reporting  person.

** Assuming (1) conversion of all 8 1/4% Series E Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of any capital stock held by other holders and (2) exercise of all three-year Common Stock warrants, five-year Common Stock warrants and seven-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

CUSIP No. 762430 10 6
--------------------------------------------------------------------------------
     1     Name  of  Reporting  Person
           I.R.S.  Identification  No.  of  above  person (entities only)

                             HTMF Bridge Partners, LLC
--------------------------------------------------------------------------------
     2     Check  the  appropriate  box  if  a  member  of  a  group*    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
     3     SEC  use  only
--------------------------------------------------------------------------------
     4     Source of Funds
                                                                              OO
--------------------------------------------------------------------------------
     5     Check if Disclosure of Legal Proceedings is Required Pursuant to
           Items 2(d) or 2(e)                                                [ ]
--------------------------------------------------------------------------------
     6     Citizenship  or  Place  of  Organization
                                                                           Texas
--------------------------------------------------------------------------------
               7     Sole  Voting  Power                                       0
Number  of     -----------------------------------------------------------------
Shares         8     Shared  Voting  Power*                            6,145,833
Beneficially
Owned  by      -----------------------------------------------------------------
Each           9     Sole  Dispositive  Power                                  0
Reporting      -----------------------------------------------------------------
Person  With   10    Shared  Dispositive  Power*                       6,145,833
--------------------------------------------------------------------------------
     11    Aggregate Amount Beneficially Owned by each Reporting Person**
                                                                       6,145,833
--------------------------------------------------------------------------------
     12    Check  if  the  Aggregate  Amount  in Row (11) Excludes Certain
           Shares*                                                           [ ]
--------------------------------------------------------------------------------
     13    Percent  of  Class  Represented  by  Amount  in  Row  (11)**    7.28%
--------------------------------------------------------------------------------
     14    Type  of  Reporting  Person                                        OO
--------------------------------------------------------------------------------

*     The  Reporting  Person  expressly disclaims (a) the existence of any group
and  (b)  beneficial  ownership  with     respect  to  any shares other than the
shares  owned  of  record  by  such  reporting  person.

** Assuming (1) conversion of all 8 1/4% Series E Convertible Preferred Stock beneficially owned by such reporting person, but without giving effect to the conversion into Common Stock of any capital stock held by other holders and (2) exercise of all three-year Common Stock warrants, five-year Common Stock warrants and seven-year Common Stock warrants beneficially owned by such reporting person, but without giving effect to the exercise of any warrants held by other holders.

Item  1.  Security  and  Issuer.

     The class of equity securities to which this Schedule 13D (this "Statement") relates is the Common Stock, par value $0.001 per share (the
"Common Stock"), of Rhythms NetConnections Inc., a Delaware corporation (the "Issuer"). The address of the Issuer's principal executive offices is 6933 South Revere Parkway, Englewood, Colorado 80112-3931.

Item  2.  Identity  and  Background.

    (a)    Name of Person(s) Filing this  Statement  (the "Reporting Persons"):

     Mr.  Thomas  O.  Hicks
     HM4 Rhythms Qualified Fund, LLC, a Delaware limited liability company ("Qualified LLC")
     HMTF  Equity  Fund  IV  (1999),  L.P., a Texas limited partnership ("Equity
     L.P.")
     HM4 Rhythms Private Fund, LLC, a Delaware limited liability company ("Private LLC")
     HMTF Private Equity Fund IV (1999), L.P., a Texas limited partnership ("Private L.P.")
     HM4/GP  (1999)  Partners,  L.P.,  a  Texas  limited  partnership  ("HM4/GP
     Partners")
     HM 4-EQ Rhythms Coinvestors, LLC, a Delaware limited liability company ("4-EQ LLC")
     HM 4-EQ (1999) Coinvestors, L.P., a Texas limited partnership ("4-EQ L.P.") HM 4-SBS Rhythms Coinvestors, LLC, a Delaware limited liability company ("4-SBS LLC")
     HM  4-SBS  (1999)  Coinvestors,  L.P.,  a Texas limited partnership ("4-SBS
     L.P.")
     Hicks, Muse GP (1999) Partners IV, L.P., a Texas limited partnership ("Hicks GP Partners")
     Hicks, Muse (1999) Fund IV, LLC, a Texas limited liability company ("Fund IV LLC")
     HM PG-IV Rhythms, LLC, a Delaware limited liability company ("PG-IV LLC") Hicks, Muse PG-IV (1999), C.V., a limited partnership organized under the laws of the Netherlands ("PG-IV C.V.")
     HM Equity Fund IV/GP Partners (1999), C.V., a limited partnership organized under the laws of the Netherlands ("HM Equity C.V.")
     HM  GP  Partners  IV  Cayman,  L.P.,  a  Cayman  Islands  exempted  limited
     partnership  ("GP     Cayman  L.P.")
     HM Fund IV Cayman LLC, an exempted Cayman Islands limited liability company ("Fund IV Cayman LLC")
     HMTF  Bridge  RHY, LLC, a Delaware limited liability company ("Bridge LLC")
     HMTF  Bridge  Partners, L.P.,  a  Delaware  limited  partnership
     ("Bridge  Partners  L.P.")
     HMTF Bridge Partners, LLC, a Texas limited liability company ("Bridge Partners LLC")

     (b)  -  (c)

     Mr.  Thomas  O.  Hicks

     Mr. Thomas O. Hicks is chief executive officer of Hicks, Muse, Tate & Furst Incorporated ("Hicks, Muse"), a private investment firm primarily engaged in leveraged acquisitions, recapitalizations and other investment activities. Mr. Hicks is also the sole member and sole manager of Fund IV LLC, which is the sole general partner of Hicks GP Partners, which is the sole general partner of HM4/GP Partners, which is the sole general partner of each of Equity L.P. and Private L.P. Equity L.P. is the sole member of Qualified LLC, and Private L.P. is the sole member of Private LLC. Hicks GP Partners is also the sole general partner of each of 4-SBS L.P. and 4-EQ L.P. 4-SBS L.P. is the sole member of 4-SBS LLC, and 4-EQ L.P. is the sole member of 4-EQ LLC. Mr. Hicks is also the sole member of Fund IV Cayman LLC, which is the sole general partner of GP Cayman L.P., which is the sole general partner of HM Equity C.V., which is the sole general partner of PG-IV C.V. PG-IV C.V. is the sole member of PG-IV LLC. Mr. Hicks is also the sole member of Bridge Partners LLC, which is the sole general partner of Bridge Partners L.P., which is the sole member of Bridge LLC. The business address of Mr. Hicks is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950.

     Qualified  LLC

     Qualified LLC is a Delaware limited liability company formed to invest in the 8 1/4% Series E Convertible Preferred Stock of the Issuer (the "Preferred Stock"), the three year warrants (the "A-1 Warrants"), the five year warrants (the "A-2 Warrants") and the seven year warrants (the "A-3 Warrants") to purchase Common Stock (the A-1 Warrants, A-2 Warrants and A-3 Warrants are collectively referred to as the "Warrants"). The business address of Qualified LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), information with respect to Equity L.P., the sole member of Qualified LLC, is set forth below.

     Equity  L.P.

     Equity L.P. is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of Equity L.P., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to
Schedule 13D of the Exchange Act, information with respect to HM4/GP Partners, the sole general partner of Equity L.P., is set forth below.

     Private  LLC

     Private LLC is a Delaware limited liability company formed to invest in the Preferred Stock and Warrants. The business address of Private LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Private L.P., the sole member of Private LLC, is set forth below.

     Private  L.P.

     Private L.P. is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of Private L.P., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM4/GP Partners, the sole general partner of Private L.P., is set forth below.

     HM4/GP  Partners

     HM4/GP Partners is a Texas limited partnership, the principal business of which is serving as the sole general partner of various limited partnerships whose principal business is to serve as partners in various investment partnerships. The principal business address of HM4/GP Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Hicks GP Partners, the sole general partner of HM4/GP Partners, is set forth below.

     4-EQ  LLC

     4-EQ LLC is a Delaware limited liability company formed to invest in the Preferred Stock and Warrants. The business address of 4-EQ LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to 4-EQ L.P., the sole member of 4-EQ LLC, is set forth below.

     4-EQ  L.P.

     4-EQ L.P. is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of 4-EQ L.P., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Hicks GP Partners, the sole general partner of 4-EQ L.P., is set forth below.

     4-SBS  LLC

     4-SBS LLC is a Delaware limited liability company formed to invest in the Preferred Stock and Warrants. The business address of 4-SBS LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to 4-SBS L.P., the sole member of 4-SBS LLC, is set forth below.

     4-SBS  L.P.

     4-SBS L.P. is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of 4-SBS L.P., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Hicks GP Partners, the sole general partner of 4-SBS L.P., is set forth below.

     Hicks  GP  Partners

     Hicks GP Partners is a Texas limited partnership, the principal business of which is serving as the sole general partner of various limited partnerships whose principal business is to serve as partners in various investment partnerships. The principal business address of Hicks GP Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Fund IV LLC, the sole general partner of Hicks GP Partners, is set forth below.

     Fund  IV  LLC

     Fund IV LLC is a Texas limited liability company, the principal business of which is serving as the sole general partner in various limited partnerships whose principal business is to serve as partners in various investment partnerships. The business address of Fund IV LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Mr. Thomas O. Hicks, the sole member of Fund IV LLC, is set forth above.

     PG-IV  LLC

     PG-IV LLC is a Delaware limited liability company formed to invest in the Preferred Stock and Warrants. The business address of PG-IV LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to PG-IV C.V., the sole member of PG-IV LLC, is set forth below.

PG-IV  C.V.

     PG-IV C.V. is a limited partnership organized under the laws of the Netherlands, the principal business of which is to invest directly or indirectly in various companies. The business address of PG-IV C.V., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM Equity C.V., the sole general partner of PG-IV C.V., is set forth below.

     HM  Equity  C.V.

     HM Equity C.V. is a limited partnership organized under the laws of the Netherlands, the principal business of which is serving as the sole general partner of various limited partnerships whose principal business is to serve as partners in various investment partnerships. The principal business address of HM Equity C.V., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to
Schedule 13D of the Exchange Act, information with respect to GP Cayman L.P., the sole general partner of HM Equity C.V., is set forth below.

     GP  Cayman  L.P.

     GP Cayman L.P. is a Cayman Islands exempted limited partnership, the principal business of which is serving as the sole general partner of various limited partnerships whose principal business is to serve as partners in various investment partnerships. The business address of GP Cayman L.P., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Fund IV Cayman LLC, the sole general partner of GP Cayman L.P., is set forth below.

     Fund  IV  Cayman  LLC

     Fund IV Cayman LLC is an exempted Cayman Islands limited liability company, the principal business of which is serving as the sole general partner in various limited partnerships whose principal business is to serve as partners in various investment partnerships. The business address of Fund IV Cayman LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Mr. Thomas O. Hicks, the sole member of Fund IV Cayman LLC, is set forth above.

     Bridge  LLC

     Bridge LLC is a Delaware limited liability company formed to invest in the Preferred Stock and Warrants. The business address of Bridge LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Bridge Partners L.P., the sole member of Bridge LLC, is set forth below.

     Bridge  Partners  L.P.

     Bridge Partners L.P. is a Delaware limited partnership, the principal business of which to invest directly or indirectly in various companies. The business address of Bridge Partners L.P., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Bridge Partners LLC, the general partner of Bridge Partners L.P., is set forth below.

     Bridge  Partners  LLC

     Bridge Partners LLC is Texas limited liability company, the principal business of which is serving as the sole general partner of various limited partnerships whose principal business is to serve as partners in various investment partnerships. The principal business address of Bridge Partners LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Mr. Thomas O. Hicks, the sole member of Bridge Partners LLC, is set forth above.

     (d) None of the entities or persons identified in this Item 2 has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) None of the entities or persons identified in this Item 2 has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws.

     (f)     Mr.  Hicks  is  a  United  States  citizen.

Item  3.  Source  and  Amount  of  Funds  or  Other  Consideration.

     As more fully described in Item 6 below, on March 16, 2000, Bridge LLC, Qualified LLC, Private LLC, PG-IV LLC, 4-SBS LLC and 4-EQ LLC each purchased from the Issuer the number of shares of Preferred Stock and the number of Warrants set forth opposite their respective names below at the purchase price set forth opposite their respective names below.




                    Number of            Number of               Number of               Number of
                 ----------------  ----------------------  ----------------------  ----------------------
 Name of Entity  Shares Purchased  A-1 Warrants Purchased  A-2 Warrants Purchased  A-3 Warrants Purchased  Purchase Price
---------------  ----------------  ----------------------  ----------------------  ----------------------  ---------------



Bridge LLC. . .           125,000                 937,500                 937,500                 937,500  $   125,000,000
                 ----------------  ----------------------  ----------------------  ----------------------  ---------------

Qualified LLC .           113,743                 853,077                 853,077                 853,077      113,743,000
                 ----------------  ----------------------  ----------------------  ----------------------  ---------------

Private LLC . .               806                   6,043                   6,043                   6,043          806,000
                 ----------------  ----------------------  ----------------------  ----------------------  ---------------

PG-IV LLC . . .             6,056                  45,416                  45,416                  45,416        6,056,000
                 ----------------  ----------------------  ----------------------  ----------------------  ---------------

4-SBS LLC . . .             2,724                  20,429                  20,429                  20,429        2,724,000
                 ----------------  ----------------------  ----------------------  ----------------------  ---------------

4-EQ LLC. . . .             1,671                  12,535                  12,535                  12,535        1,671,000
---------------  ----------------  ----------------------  ----------------------  ----------------------  ---------------



     Qualified LLC obtained funds for the purchase price of its shares of Preferred Stock and its Warrants from capital contributions provided by Equity L.P.; Equity L.P. obtained such funds from capital contributions provided by its limited partners and HM4/GP Partners; HM4/GP Partners obtained such funds from capital contributions provided by its limited partners and Hicks GP Partners; and Hicks GP Partners obtained such funds from capital contributions provided by its limited partners and Fund IV LLC. Fund IV LLC obtained such funds from capital contributions provided by Mr. Thomas O. Hicks, who obtained such funds from personal funds.

     Private LLC obtained funds for the purchase price of its shares of Preferred Stock and its Warrants from capital contributions provided by Private L.P.; Private L.P. obtained such funds from capital contributions provided by its limited partners and HM4/GP Partners; HM4/GP Partners obtained such funds from capital contributions provided by its limited partners and Hicks GP Partners; and Hicks GP Partners obtained such funds from capital contributions provided by its limited partners and Fund IV LLC. Fund IV LLC obtained such funds from capital contributions provided by Mr. Thomas O. Hicks, who obtained such funds from personal funds.

     4-EQ LLC obtained funds for the purchase price of its shares of Preferred Stock and its Warrants from capital contributions provided by 4-EQ L.P.; 4-EQ L.P. obtained such funds from capital contributions provided by its limited partners and Hicks GP Partners, and Hicks GP Partners obtained such funds from capital contributions provided by its limited partners and Fund IV LLC. Fund IV LLC obtained such funds from capital contributions provided by Mr. Thomas O. Hicks, who obtained such funds from personal funds.

     4-SBS LLC obtained funds for the purchase price of its shares of Preferred Stock and its Warrants from capital contributions provided by 4-SBS L.P.;
4-SBS L.P. obtained such funds from capital contributions provided by its limited partners and Hicks GP Partners, and Hicks GP Partners obtained such funds from capital contributions provided by its limited partners and Fund IV LLC. Fund IV LLC obtained such funds from capital contributions provided by Mr. Thomas O. Hicks, who obtained such funds from personal funds.

     PG-IV LLC obtained funds for the purchase price of its shares of Preferred Stock and its Warrants from capital contributions provided by PG-IV C.V.; PG-IV C.V. obtained such funds from capital contributions provided by its limited partners and HM Equity C.V.; HM Equity C.V. obtained such funds from capital contributions provided by its limited partners and G.P. Cayman L.P.; and G.P. Cayman L.P. obtained such funds from capital contributions provided by its limited partners and Fund IV Cayman LLC. Fund IV Cayman LLC obtained such funds from capital contributions provided by Mr. Thomas O. Hicks, who obtained such funds from personal funds.

     Bridge LLC obtained funds for the purchase price of its shares of Preferred Stock and its Warrants from capital contributions provided by Bridge Partners L.P.; Bridge Partners L.P. obtained $ 3,779,757.50 of such funds from capital contributions provided by its general partner, Bridge Partners LLC, and its limited partners, and it obtained the remainder of the funds, $124,288,319.93, from borrowing under a credit agreement dated December 28, 1999, among HMTF Partners, L.P. and HM/Europe Coinvestors, C.V., as Initial Borrowers, and any Future Borrowers from time to time parties thereto, the Lenders from time to time parties thereto, the Issuing Bank, The Chase Manhattan Bank, as Administrative Agent, and Bank of America, N.A., as Syndication Agent ("Credit Agreement"). Such funds include amounts allocated to fees and expenses. Bridge Partners L.P. intends to repay the Credit Agreement either with funds drawn under a new credit facility or with funds contributed by affiliates of Hicks, Muse. The terms of the line of credit facility are set forth in the
Credit Agreement, a copy of which is filed as Exhibit 10.7 hereto, and is incorporated by reference. Bridge Partners LLC obtained the funds it contributed to Bridge Partners L.P. from capital contributions provided by Mr. Thomas O. Hicks, who obtained such funds from personal funds.

Item  4.  Purpose  of  the  Transaction.

     The Reporting Persons consummated the transactions described herein in order to acquire an interest in the Issuer for investment purposes. The
Reporting Persons intend to review continuously their position in the Issuer. Depending upon future evaluations of the business prospects of the Issuer and upon other developments, including, but not limited to, general economic and business conditions and stock market conditions, the Reporting Persons may retain or from time to time increase their holdings or dispose of all or a portion of their holdings, subject to any applicable legal and contractual restrictions on their ability to do so.

     In addition, the matters set forth in Item 6 below are incorporated in this
Item  4  by  reference  as  if  fully  set  forth  herein.

     Except as set forth in this Item 4 (including the matters described in Item 6 below which are incorporated in this Item 4 by reference), the Reporting Persons have no present plans or proposals that relate to or that would result in any of the actions specified in clauses (a) through (j) of Item 4 of Schedule 13D under the Exchange Act.

Item  5.  Interest  in  Securities  of  the  Issuer.

     (a) (1) Qualified LLC is the record and beneficial owner of 113,743 shares of Preferred Stock, 853,077 A-1 Warrants, 853,077 A-2 Warrants and 853,077 A-3 Warrants. Assuming conversion of all such shares of Preferred Stock and exercise of all such Warrants, Qualified LLC is the beneficial owner of 5,592,377 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at December 31, 1999, there being 78,296,488 shares of Common Stock outstanding, represents approximately 6.67% of the outstanding shares of Common Stock.

     (2) Assuming conversion of all 113,743 shares of Preferred Stock and exercise of all 2,559,231 Warrants owned of record by Qualified LLC, Equity L.P., in its capacity as sole member of Qualified LLC, may, pursuant to Rule
13d-3 of the Exchange Act, be deemed to be the beneficial owner of 5,592,377 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at December 31, 1999, there being 78,296,488 shares of Common Stock outstanding, represents approximately 6.67% of the outstanding shares of Common Stock.

     (3) Private LLC is the record and beneficial owner of 806 shares of Preferred Stock, 6,043 A-1 Warrants, 6,043 A-2 Warrants and 6,043 A-3 Warrants. Assuming conversion of all such shares of Preferred Stock and assuming exercise of all such Warrants, Private LLC is the beneficial owner of 39,622 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at December 31, 1999, there being 78,296,488 shares of Common Stock outstanding, represents approximately 0.05% of the outstanding shares of Common Stock.

     (4) Assuming conversion of all 806 shares of Preferred Stock and exercise of all 18,129 Warrants owned of record by Private LLC, Private L.P., in its capacity as sole member of Private LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 39,622 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at December 31, 1999, there being 78,296,488 shares of Common Stock outstanding, represents approximately 0.05% of the outstanding shares of Common Stock.

     (5) Assuming conversion of all 114,549 shares of Preferred Stock and exercise of all 2,577,360 Warrants owned of record by Qualified LLC and Private LLC, HM4/GP Partners, in its capacity as the sole general partner of each of Equity L.P. and Private L.P., may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 5,632,000 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at December 31, 1999, there being 78,296,488 shares of Common Stock outstanding, represents approximately 6.71% of the outstanding shares of Common Stock.

     (6) 4-EQ LLC is the record and beneficial owner of 1,671 shares of Preferred Stock, 12,535 A-1 Warrants, 12,535 A-2 Warrants and 12,535 A-3
Warrants. Assuming conversion of all such shares of Preferred Stock and assuming exercise of all such Warrants, 4-EQ LLC is the beneficial owner of 82,165 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at December 31, 1999, there being 78,296,488 shares of Common Stock outstanding, represents approximately 0.10% of the outstanding shares of Common Stock.

     (7) Assuming conversion of all 1,671 shares of Preferred Stock and exercise of all 37,605 Warrants owned of record by 4-EQ LLC, 4-EQ L.P., in its capacity as sole member of 4-EQ LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 82,165 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at December 31, 1999, there being 78,296,488 shares of Common Stock outstanding, represents approximately 0.10% of the outstanding shares of Common Stock.

     (8) 4-SBS LLC is the record and beneficial owner of 2,724 shares of Preferred Stock, 20,429 A-1 Warrants, 20,429 A-2 Warrants and 20,429 A-3
Warrants. Assuming conversion of all such shares of Preferred Stock and exercise of all such Warrants, 4-SBS LLC is the beneficial owner of 133,927 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at December 31, 1999, there being 78,296,488 shares of Common Stock outstanding, represents approximately 0.17% of the outstanding shares of Common Stock.

     (9) Assuming conversion of all 2,724 shares of Preferred Stock and exercise of all 61,287 Warrants owned of record by 4-SBS LLC, 4-SBS L.P., in its capacity as sole member of 4-SBS LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 133,927 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at December 31, 1999, there being 78,296,488 shares of Common Stock outstanding, represents approximately 0.17% of the outstanding shares of Common Stock.

     (10) Assuming conversion of all 118,944 shares of Preferred Stock and exercise of all 2,676,252 Warrants owned of record by Qualified LLC, Private LLC, 4-EQ LLC and 4-SBS LLC, Hicks GP Partners, in its capacity as sole general partner of each of HM4/GP Partners, 4-EQ L.P. and 4-SBS L.P., may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 5,848,092 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at December 31, 1999, there being 78,296,488 shares of Common Stock outstanding, represents approximately 6.95% of the outstanding shares of Common Stock.

     (11) Assuming conversion of all 118,944 shares of Preferred Stock and exercise of all 2,676,252 Warrants owned of record by Qualified LLC, Private LLC, 4-EQ LLC and 4-SBS LLC, Fund IV LLC, in its capacity as the sole general partner of Hicks GP Partners, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 5,848,092 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at December 31, 1999, there being 78,296,488 shares of Common Stock outstanding, represents approximately 6.95% of the outstanding shares of Common Stock.

     (12) PG-IV LLC is the record and beneficial owner of 6,056 shares of Preferred Stock, 45,416 A-1 Warrants, 45,416 A-2 Warrants and 45,416 A-3
Warrants. Assuming conversion of all such shares of Preferred Stock and exercise of all such Warrants, PG-IV LLC is the beneficial owner of 297,741 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at December 31, 1999, there being 78,296,488 shares of Common Stock outstanding, represents approximately 0.38% of the outstanding shares of Common Stock.

     (13) Assuming conversion of all 6,056 shares of Preferred Stock and exercise of all 136,248 Warrants owned of record by PG-IV LLC, PG-IV C.V., in its capacity as sole member of PG-IV LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 297,741 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at December 31, 1999, there being 78,296,488 shares of Common Stock outstanding, represents approximately 0.38% of the outstanding shares of Common Stock.

     (14) Assuming conversion of all 6,056 shares of Preferred Stock and exercise of all 136,248 Warrants owned of record by PG-IV LLC, HM Equity C.V., in its capacity as sole general partner of PG-IV C.V., may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 297,741 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at December 31, 1999, there being 78,296,488 shares of Common Stock outstanding, represents approximately 0.38% of the outstanding shares of Common Stock.

     (15) Assuming conversion of all 6,056 shares of Preferred Stock and exercise of all 136,248 Warrants owned of record by PG-IV LLC, GP Cayman L.P., in its capacity as sole general partner of HM Equity C.V., may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 297,741 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at December 31, 1999, there being 78,296,488 shares of Common Stock outstanding, represents approximately 0.38% of the outstanding shares of Common Stock.

     (16) Assuming conversion of all 6,056 shares of Preferred Stock and exercise of all 136,248 Warrants owned of record by PG-IV LLC, Fund IV Cayman LLC, in its capacity as the sole general partner of GP Cayman L.P. may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 297,741 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at December 31, 1999, there being 78,296,488 shares of Common Stock outstanding, represents approximately 0.38% of the outstanding shares of Common Stock.

     (17) Bridge LLC is the record and beneficial owner of 125,000 shares of Preferred Stock, 937,500 A-1 Warrants, 937,500 A-2 Warrants and 937,500 A-3
Warrants. Assuming conversion of all such shares and exercise of all such Warrants, Bridge LLC is the beneficial owner of 6,145,833 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at December 31, 1999, there being 78,296,488 shares of Common Stock outstanding, represents approximately 7.28% of the outstanding shares of Common Stock.

     (18) Assuming conversion of all 125,000 shares of Preferred Stock and exercise of all 2,812,500 Warrants owned of record by Bridge LLC, Bridge Partners L.P., in its capacity as sole member of Bridge LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 6,145,833 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at December 31, 1999, there being 78,296,488 shares of Common Stock outstanding, represents approximately 7.28% of the outstanding shares of Common Stock.

     (19) Assuming conversion of all 125,000 shares of Preferred Stock and exercise of all 2,812,500 Warrants owned of record by Bridge LLC, Bridge Partners LLC, in its capacity as general partner of Bridge Partners L.P., may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 6,145,833 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at December 31, 1999, there being 78,296,488 shares of Common Stock outstanding, represents approximately 7.28% of the outstanding shares of Common Stock.

     (20) Assuming conversion of all 250,000 shares of Preferred Stock and exercise of all 5,625,000 Warrants owned of record by Qualified LLC, Private LLC, 4-EQ LLC, 4-SBS LLC, PG-IV LLC and Bridge LLC, Mr. Thomas O. Hicks, in his capacity as sole member of Fund IV LLC, Fund IV Cayman LLC and Bridge Partners LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 12,291,666 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as at

December 31, 1999, there being 78,296,488 shares of Common Stock outstanding, represents approximately 13.57% of the outstanding shares of Common Stock.

     The Reporting Persons expressly disclaim (a) the existence of any group and
(b) beneficial ownership with respect to any shares other than the shares owned of record by such Reporting Person.


     (b) The information set forth in Items 7 through 11 of the cover pages hereto is incorporated herein by reference.

     (c) Except as set forth herein, none of the persons named in response to paragraph (a) has effected any transactions in shares of Common Stock during the past 60 days.

     (d) The right to receive dividends on, and proceeds from the sale of, the shares of Common Stock which may be beneficially owned by the persons described in (a) and (b) above is governed by the limited liability company agreements and limited partnership agreements of each such entity, and such dividends or proceeds may be distributed with respect to numerous member interests and general and limited partnership interests.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     The matters set forth in Item 2 are incorporated in this Item 6 by reference as if fully set forth herein.

     Securities  Purchase  Agreement

     Pursuant to the Preferred Stock and Warrant Purchase Agreement (the "Securities Purchase Agreement"), dated as of February 6, 2000 between the Issuer and Bridge LLC, the Issuer agreed to sell to Bridge LLC, and Bridge LLC agreed to purchase from the Issuer, 250,000 shares of Preferred Stock, 1,875,000 A-1 Warrants, 1,875,000 A-2 Warrants and 1,875,000 A-3 Warrants for a purchase price of $250,000,000. In addition, the Issuer agreed to form a subsidiary for the purpose of entering business relationships in Latin America and to grant to Bridge LLC and the Assignees (as defined below) a 25% equity ownership interest in that subsidiary.

     Prior to the issuance of the shares of Preferred Stock at the Closing (as defined below), pursuant to an Assignment of Rights Under Preferred Stock and Warrant Purchase Agreement dated February 16, 2000 (the "Assignment Agreement"), Bridge LLC assigned 50% of its rights, titles, interests and obligations in, to and under the Securities Purchase Agreement to Qualified LLC, Private LLC, 4-EQ LLC, 4-SBS LLC and PG-IV LLC (the "Assignees").

     On March 16, 2000 at the closing held pursuant to the Purchase Agreement (the "Closing"), the Issuer sold to each of the persons listed below (the "HMTF Holders") the number of shares of Preferred Stock and the number of Warrants set forth opposite each person's name below in exchange for the purchase price set forth opposite such person's name below.



                    Number of            Number of               Number of               Number of
                 ----------------  ----------------------  ----------------------  ----------------------
 Name of Entity  Shares Purchased  A-1 Warrants Purchased  A-2 Warrants Purchased  A-3 Warrants Purchased  Purchase Price
---------------  ----------------  ----------------------  ----------------------  ----------------------  ---------------



Bridge LLC. . .           125,000                 937,500                 937,500                 937,500  $   125,000,000
                 ----------------  ----------------------  ----------------------  ----------------------  ---------------

Qualified LLC .           113,743                 853,077                 853,077                 853,077      113,743,000
                 ----------------  ----------------------  ----------------------  ----------------------  ---------------

Private LLC . .               806                   6,043                   6,043                   6,043          806,000
                 ----------------  ----------------------  ----------------------  ----------------------  ---------------

PG-IV LLC . . .             6,056                  45,416                  45,416                  45,416        6,056,000
                 ----------------  ----------------------  ----------------------  ----------------------  ---------------

4-SBS LLC . . .             2,724                  20,429                  20,429                  20,429        2,724,000
                 ----------------  ----------------------  ----------------------  ----------------------  ---------------

4-EQ LLC. . . .             1,671                  12,535                  12,535                  12,535        1,671,000
---------------  ----------------  ----------------------  ----------------------  ----------------------  ---------------

     The foregoing description of the Securities Purchase Agreement is not, and does not purport to be, complete and is qualified in its entirety by reference to the Securities Purchase Agreement, a copy of which is filed herewith as
Exhibit 10.1  and  is  incorporated  herein  by  reference.


     Registration  Rights

At Closing, the Issuer and the holders of Preferred Stock entered into a Registration Rights Agreement (the "Registration Rights Agreement"), pursuant to which the Issuer has agreed to effect four "demand" registrations at the request of the holders of a majority of the Registrable Securities held by the HMTF Holders and any direct or indirect transferee of any Registrable Securities held by the HMTF Holders, provided that each such demand registration must be in respect of Registrable Securities (as defined below) with a fair market value of at least $50,000,000 and provided that certain other restrictions are met. In addition, the Purchasers have certain piggyback registration rights in connection with registrations of the Issuer's securities under the Securities Act of 1933 (the "Securities Act") as well as rights to request a shelf registration of portions of the Registrable Securities.

     "Registrable Securities" means (a) the Preferred Stock purchased pursuant to the Securities Purchase Agreement, plus any additional shares of Preferred Stock issued in respect thereof in connection with any stock split, stock dividend or similar event with respect to the Preferred Stock, (b) the Common Stock issued upon conversion of such Preferred Stock or upon exercise of the Warrants, plus any additional shares of Common Stock issued in respect thereof in connection with any stock split, stock dividend or similar event with respect to the Common Stock and (c) any securities that the Issuer or any successor entity into which such Common Stock or such Preferred Stock may be converted or changed.

     The foregoing description of the Registration Rights Agreement is not, and does not purport to be, complete and is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is filed herewith as
Exhibit  10.2  and  is  incorporated  herein  by  reference.

     Certificate  of  Designation

As contemplated by the Securities Purchase Agreement, the Board of Directors of the Issuer approved and adopted the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 8 1/4% Series E Convertible Preferred Stock and Qualifications, Limitations and Restrictions Thereof (the "Certificate of Designation") to create the series of Preferred Stock. Under the Certificate of Designation, the shares of Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) senior to all shares of Common Stock and to each other class of capital stock or preferred stock of the Issuer, the terms of which do not expressly provide that it ranks senior to or on a parity with the shares of the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Issuer; (ii) on a parity with additional shares of Preferred Stock issued by the Issuer and each other class of capital stock or series of preferred stock of the Issuer issued by Issuer, the terms of which expressly provide that such class or series will rank on a parity with the shares of the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution, if the Issuer, in issuing the shares, complies with applicable provisions in the Certificate of Designation; and (iii) junior to each class of capital stock or series of preferred stock of the Issuer issued by the Issuer, the terms of which expressly provide that such class or series will rank senior to the shares of Preferred Stock as to dividend rights and rights upon liquidation, winding-up and dissolution, if the Issuer, in issuing the shares, complies with applicable provisions in the Certificate of Designation.

     The holders of the shares of Preferred Stock will be entitled to receive with respect to each share of Preferred Stock, out of funds legally available for the payment of dividends, dividends at a rate per annum of 8 1/4% of the then-effective Liquidation Preference (as defined below). Such dividends shall be cumulative from the date of issuance of the Preferred Stock and shall be payable quarterly in arrears. On each Dividend Payment Date, commencing the March 31, 2000 Dividend Payment Date, to and including the March 31, 2005 Dividend Payment Date, accrued dividends on a share of Preferred Stock for the preceding Dividend Period shall be added cumulatively to and thereafter remain a part of the Liquidation Preference of such share. Thereafter, accrued dividends shall be payable quarterly on each Dividend Payment Date, commencing on June 30, 2005, to the holders of record of Preferred Stock as of the close of business on the applicable Dividend Record Date. Accrued Dividends that are not paid in full in cash on any Dividend Payment Date (whether or not declared and whether or not there are sufficient funds legally available for the payment thereof) shall be added cumulatively to the Liquidation Preference on the applicable Dividend Payment Date and thereafter remain a part thereof.

     The holders of shares of Preferred Stock will have the right, generally, at any time, to convert any or all their shares of Preferred Stock into a number of fully paid and nonassessable shares of Common Stock equal to the then effective Liquidation Preference thereof plus accrued and unpaid dividends to the date of conversion divided by the Conversion Price in effect at the time of conversion. The initial Conversion Price is $37.50 per share.

     The shares of Preferred Stock may be redeemed at any time commencing on or after March 31, 2005 (or earlier, if, under the Certificate of Designation, certain conditions relating to a Change of Control (as defined in the Certificate of Designation) shall have occurred), in whole or from time to time in part, at the election of the Issuer, at a redemption price payable in cash equal to 100% (or, under certain conditions described below relating to a Change of Control, 101%) of the then effective Liquidation Preference plus accrued and unpaid dividends from the last dividend payment date to the date fixed for redemption. Shares of Preferred Stock (if not earlier redeemed or converted) shall be mandatorily redeemed by the Issuer on March 31, 2015, at a redemption price per share in cash equal to the then effective Liquidation Preference, plus accrued and unpaid dividends thereon from the last Dividend Payment Date to the date of mandatory redemption.

     Upon occurrence of a "Change of Control" (as defined in the Certificate of Designation), the holders of Preferred Stock shall be entitled to receive, if the change of control occurs prior to March 31, 2005, the Special Dividend (as defined in the Certificate of Designation) and shall have the right to either
(a) continue to hold their shares of Preferred Stock (or the shares of preferred stock issued in respect thereof pursuant to consolidation, merger, conveyance or transfer as provided in the Certificate of Designation (the "Hold Option")), (b) convert their shares of Preferred Stock (including shares received as a Special Dividend) or (c) elect to have their shares of Preferred Stock remarketed as described below (the "Remarketing Option").

     If the Remarketing Option is selected with respect to a share of Preferred Stock, such holder shall be deemed to have elected to waive such holder's right to convert such share for a specified period of time and the Issuer shall thereafter have the option either to (a) have such share redeemed in accordance with the provisions of optional redemption contained in the Certificate of Designation, or (b) remarket such share for the account of such holder and, if the net proceeds to such holder of such remarketing are less than an amount equal to 101% of the Liquidation Preference (after giving effect to the Special Dividend (if applicable)) of such share plus accrued and unpaid dividends thereon from the last dividend payment date to the date payment is received by such holder in respect of such share, the Issuer shall issue to and sell for the account of such holder a sufficient number of shares of Common Stock to make up for such shortfall. If the Issuer does not, within 180 days after the date of the Issuer's giving written notice of its election of (a) or (b) above, settle the claim with the holder pursuant to (a) or (b) above, then the holder shall have the option, for a period of 10 business days, of electing the Hold Option or electing to convert such holder's share of Preferred Stock.

     The holders of the shares of Preferred Stock will be entitled to vote on all matters that the holders of the Issuer's Common Stock are entitled to vote upon. In exercising these voting rights, each share of Preferred Stock shall be entitled to vote on an as-converted basis with the holders of the Issuer's Common Stock. The approval of the holders of at least a majority of the then-outstanding shares of Preferred Stock, voting as one class, will be required for the Issuer to take certain actions. In addition, for so long as members of the HMTF Group own any combination of the shares of Preferred Stock issued to the HMTF Holders as of the Closing Date and shares of Common Stock issued upon conversion of such Preferred Stock, which, taken together, would represent (if all such shares of Preferred Stock were converted) an amount of Common Stock issuable upon conversion of 40% or more of such Preferred Stock, the holders of the HMTF Shares, voting as a class, may elect one director to serve on the board of directors of the Issuer. Pursuant to this right, the HMTF Holders expect to elect Michael Levitt for election to the board of directors of the Issuer. The Stock Purchase Agreement contains a parallel provision for the election of a director that is inoperative for so long as the above described provision is in effect.

     "Liquidation Preference" means an amount equal to $1,000 per share of Preferred Stock, subject to change in accordance with the provisions of the Certificate of Designation.

     The foregoing description is not, and does not purport to be, complete and is qualified in its entirety by reference to the Certificate of Designation, a copy of which is filed as Exhibit 10.3 and is incorporated by reference.

     Common  Stock  Warrant  Certificate

     As contemplated by the Securities Purchase Agreement, the Board of Directors of the Issuer approved and adopted the Common Stock Warrant Certificates for the A-1 Warrants (the "A-1 Warrant Certificates"), the A-2 Warrants (the "A-2 Warrant Certificates") and the A-3 Warrants (the "A-3 Warrant Certificates"). The A-1 Warrants entitle the HMTF Holders or their permitted assigns to purchase from the Issuer fully paid and nonassessable shares of Common Stock at an exercise price of $45.00 per share, as adjusted from time to time pursuant to the terms of the A-1 Warrant Certificate. The A-1 Warrants are void after March 16, 2003. The A-2 Warrants entitle the HMTF Holders or their permitted assigns to purchase from the Issuer fully paid and nonassessable shares of Common Stock at an exercise price of $50.00 per share, as adjusted from time to time pursuant to the terms of the A-2 Warrant Certificate. The A-2 Warrants are void after March 16, 2005. The A-3 Warrants entitle the HMTF Holders or their permitted assigns to purchase from the Issuer fully paid and nonassessable shares of Common Stock at an exercise price of $55.00 per share, as adjusted from time to time pursuant to the terms of the A-3 Warrant Certificate. The A-3 Warrants are void after March 16, 2007.

     The foregoing description of the A-1 Warrant Certificate, A-2 Warrant Certificate and A-3 Warrant Certificate is not, and does not purport to be, complete and is qualified in its entirety by reference to the Form of Common Stock Warrant A-1, Form of Common Stock Warrant A-2 and Form of Common Stock Warrant A-3, copies of which are filed herewith as Exhibit 10.4, Exhibit 10.5 and Exhibit 10.6, respectively, and are incorporated herein by reference.

Item  7.  Material  to  be  Filed  as  Exhibits.

Exhibit  10.1:     Preferred Stock and Warrant Purchase Agreement, dated as of
                   February 6, 2000, between  the  Issuer  and   Bridge   LLC.

Exhibit 10.2: Registration Rights Agreement, dated as of March 16, 2000, between the Issuer and Bridge LLC, Qualified LLC, Private LLC,PG-IV LLC, 4-SBS LLC and 4-EQ LLC.

Exhibit 10.3: Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of the 8 1/4% Series E Convertible Preferred Stock and Qualifications, Limitations and Restrictions Thereof.

Exhibit  10.4:     Form  of  Common Stock Warrant No. A-1, dated as of March 16,
                   2000.

Exhibit  10.5:     Form  of  Common  Stock Warrant No. A-2 dated as of March 16,
                   2000.

Exhibit  10.6:     Form  of  Common  Stock Warrant No. A-3 dated as of March 16,
                   2000.

Exhibit 10.7: Credit Agreement, dated December 28, 1999, by and among HMTF Bridge Partners, L.P., and HM/Europe Coinvestors, C.V. as Initial Borrowers, the Lenders named therein, the Issuing Bank, The Chase Manhattan Bank, as Administrative Agent, and Bank of America, N.A., as Syndication Agent.

Exhibit  99.1:     Joint  Filing Agreement among the parties regarding filing of
                   Schedule  13D.

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March  27,  2000                              *
                                   ----------------------
                              Name:  Thomas  O.  Hicks

                              *By:   /s/  David  W.  Knickel
                                  --------------------------
                              Name:     David  W.  Knickel
                                             Attorney-in-Fact

                                       S1

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March  27,  2000              HM4  RHYTHMS  QUALIFIED  FUND,  LLC


                              By:    /s/  David  W.  Knickel
                                 ---------------------------
                              Name:  David  W.  Knickel
                              Title:  Vice  President



                                       S2

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March  27,  2000              HMTF  EQUITY  FUND  IV  (1999),  L.P.


                              By: HM4/GP (1999) Partners, L.P., its General Partner

                              By: Hicks, Muse GP (1999) Partners IV, L.P., its General Partner

                              By: Hicks, Muse (1999) Fund IV, LLC, its General Partner


                              By:    /s/  David  W.  Knickel
                                 ---------------------------
                              Name:  David  W.  Knickel
                              Title:  Vice  President



                                       S3

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March  27,  2000              HM4  RHYTHMS  PRIVATE  FUND,  LLC


                              By:    /s/  David  W.  Knickel
                                 ---------------------------
                              Name:  David  W.  Knickel
                              Title:  Vice  President


                                       S4

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March  27, 2000               HMTF PRIVATE EQUITY FUND IV (1999), L.P.

                              By: HM4/GP (1999) Partners, L.P., its General Partner

                              By: Hicks, Muse GP (1999) Partners IV, L.P., its General Partner

                              By: Hicks, Muse (1999) Fund IV, LLC, its General Partner


                              By:    /s/  David  W.  Knickel
                                 ---------------------------
                              Name:  David  W.  Knickel
                              Title:  Vice  President



                                       S5

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March  27,  2000              HM4/GP  (1999)  PARTNERS,  L.P.

                              By: Hicks, Muse GP (1999) Partners IV, L.P., its General Partner

                              By: Hicks, Muse (1999) Fund IV, LLC, its General Partner


                              By:    /s/  David  W.  Knickel
                                 ---------------------------
                              Name:  David  W.  Knickel
                              Title:  Vice  President



                                       S6

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March  27,  2000              HM  4-EQ  RHYTHMS  COINVESTORS,  LLC

                              By:    /s/  David  W.  Knickel
                                 ---------------------------
                              Name:  David  W.  Knickel
                              Title:  Vice  President



                                       S7

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March  27,  2000              HM  4-EQ  (1999)  COINVESTORS,  L.P.

                              By: Hicks, Muse GP (1999) Partners IV, L.P., its General Partner

                              By: Hicks, Muse (1999) Fund IV, LLC, its General Partner


                              By:    /s/  David  W.  Knickel
                                 ---------------------------
                              Name:  David  W.  Knickel
                              Title:  Vice  President


                                       S8

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March  27,  2000              HM  4-SBS  RHYTHMS  COINVESTORS,  LLC

                              By:    /s/  David  W.  Knickel
                                 ---------------------------
                              Name:  David  W.  Knickel
                              Title:  Vice  President


                                       S9

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March  27,  2000              HM  4-SBS  (1999)  COINVESTORS,  L.P.

                              By: Hicks, Muse GP (1999) Partners IV, L.P., its General Partner

                              By: Hicks, Muse (1999) Fund IV, LLC, its General Partner


                              By:    /s/  David  W.  Knickel
                                 ---------------------------
                              Name:  David  W.  Knickel
                              Title:  Vice  President



                                      S10

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March  27,  2000              HICKS, MUSE GP (1999) PARTNERS IV, L.P.

                              By: Hicks, Muse (1999) Fund IV, LLC, its General Partner


                              By:    /s/  David  W.  Knickel
                                 ---------------------------
                              Name:  David  W.  Knickel
                              Title:  Vice  President



                                      S11

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March  27,  2000              HICKS,  MUSE  (1999)  FUND  IV,  LLC


                              By:    /s/  David  W.  Knickel
                                 ---------------------------
                              Name:  David  W.  Knickel
                              Title:  Vice  President



                                      S12

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March  27,  2000              HM  PG-IV  RHYTHMS,  LLC


                              By:    /s/  David  W.  Knickel
                              ---------------------------
                              Name:  David  W.  Knickel
                              Title:  Vice  President


                                      S13

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March  27,  2000              HICKS,  MUSE  PG-IV  (1999),  C.V.

                              By: HM Equity Fund IV/GP Partners (1999), C.V., its General Partner

                              By: HM GP Partners IV Cayman, L.P., its General Partner

                              By:     HM Fund IV Cayman LLC, its General Partner

                              By:    /s/  David  W.  Knickel
                                 ---------------------------
                              Name:  David  W.  Knickel
                              Title:  Vice  President

                                      S14

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March  27,  2000              HM  EQUITY  FUND IV/GP PARTNERS (1999), C.V.

                              By: HM GP Partners IV Cayman, L.P., its General Partner

                              By:     HM Fund IV Cayman LLC, its General Partner


                              By:    /s/  David  W.  Knickel
                                 ---------------------------
                              Name:  David  W.  Knickel
                              Title:  Vice  President


                                      S15

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March  27,  2000              HM  GP  PARTNERS  IV  CAYMAN,  L.P.

                              By:     HM Fund IV Cayman LLC, its General Partner


                              By:    /s/  David  W.  Knickel
                                 ---------------------------
                              Name:  David  W.  Knickel
                              Title:  Vice  President


                                      S16

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March  27,  2000              HM  FUND  IV  CAYMAN  LLC


                              By:    /s/  David  W.  Knickel
                                 ---------------------------
                              Name:  David  W.  Knickel
                              Title:  Vice  President



                                      S17

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March  27,  2000              HMTF  BRIDGE  RHY,  LLC


                              By:    /s/  David  W.  Knickel
                                 ---------------------------
                              Name:  David  W.  Knickel
                              Title:  Vice  President


                                      S18

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March  27,  2000              HMTF  BRIDGE  PARTNERS,  L.P.

                              By:     HMTF  Bridge  Partners,  LLC,  its General
                                      Partner


                              By:    /s/  David  W.  Knickel
                                 ---------------------------
                              Name:  David  W.  Knickel
                              Title:  Vice  President


                                      S19

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March  27,  2000              HMTF  BRIDGE  PARTNERS,  LLC


                              By:    /s/  David  W.  Knickel
                                 ---------------------------
                              Name:  David  W.  Knickel
                              Title:  Vice  President


                                      S20

                                                    EXHIBIT INDEX

Exhibit 10.1:  Preferred Stock and Warrant Purchase Agreement, dated as of February 6, 2000, between the Issuer and Bridge LLC.*

Exhibit 10.2:  Registration Rights Agreement, dated as of March 16, 2000, between the Issuer and  Bridge LLC,
               Qualified LLC, Private LLC, PG-IV LLC, 4-SBS LLC and 4-EQ LLC.*

Exhibit 10.3:  Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other
               Special Rights of the 8 1/4% Series E Convertible Preferred Stock and Qualifications,
               Limitations and Restrictions Thereof.*

Exhibit 10.4:  Form of Common Stock Warrant No. A-1, dated as of March 16, 2000.*

Exhibit 10.5:  Form of Common Stock Warrant No. A-2 dated as of March 16, 2000.*

Exhibit 10.6:  Form of Common Stock Warrant No. A-3 dated as of March 16, 2000.*

Exhibit 10.7:  Credit Agreement, dated December 28, 1999, by and among HMTF Bridge Partners, L.P., and
               HM/Europe Coinvestors, C.V. as Initial Borrowers, the Lenders named therein, the Issuing
               Bank, The Chase Manhattan Bank, as Administrative Agent, and Bank of America, N.A., as
               Syndication Agent.*

Exhibit 99.1:  Joint Filing Agreement among the parties regarding filing of Schedule 13D.*


__________________
     *     Filed  herewith


                                                E-1